Exhibit 10.80

Summary of Employment Terms for Nicholas J. DeIuliis

Position	Chief Executive Officer and President

Base Salary	$400,000 Annually

One-Time Bonus Opportunity	You will be eligible to receive a one-time bonus payable at the discretion of the CNX Gas Board of Directors.

Annual Short Term Target Incentive Compensation Opportunity (“Bonus”)	Your targeted Bonus opportunity for 2005 performance will be equal to 100% of your Base Annual Salary, with the ability to earn up to 300% of your Base Annual Salary if target performance is exceeded by a certain threshold determined by the CNX Gas Board of Directors. For 2005, payment is to be based on performance criteria relating to CONSOL Energy and CNX Gas and your performance with each entity in 2005. This Bonus will be in lieu of any bonus you might have been entitled to receive if you had remained an employee of CONSOL Energy in 2005. After 2005, the Bonus payment is expected to be based on criteria relating to CNX Gas and your performance with CNX Gas.

Long Term Incentive Compensation (LTIC)	Participation in CNX Gas LTIC with an immediate grant of CNX Stock Options excercisable for 281,481 shares of CNX Gas common Stock. It is anticipated that beginning in 2006 you will receive annual grants of $750,000 in the form of 75% CNX Gas Stock Options and 25% Restricted Stock Units. The grant of the options is subject to compliance by CNX Gas with any applicable securities law.

Vehicle Allowance	$1,050 per month

Change of Control	Eligible for coverage based on the terms and conditions outlined in the Agreement to be provided to you.

Benefits	Welfare, disability and retirement benefit programs made available to you through CNX Gas as of the Effective Date will be substantially identical to those currently sponsored by CONSOL Energy. You will receive credit for your service recognized by CONSOL Energy (or its affiliates) under the benefit programs offered by CNX Gas in which you become a participant, subject to such adjustments or offsets, if any, necessary to avoid a duplication of benefits.